Exhibit 99.1

July 11, 2002


HAND-DELIVERED

Chairman William A. Mundell
Commissioner Jim Irvin
Commissioner Marc Spitzer
ARIZONA CORPORATION COMMISSION
1200 West Washington Street
Phoenix, AZ  85007

     RE:  DOCKET NOS. E-00000-02-0051, E-01345-01-0822, E-00000A-06-0630,
          E-01933A-02-0069 AND E-01933A-98-0471
          GENERIC PROCEEDING TO ELECTRIC RESTRUCTURING

Dear Commissioners:

     The purpose of this letter is to discuss the circumstances under which Arizona Public Service Company ("APS" or "Company") would support a "temporary suspension" or stay of Rules 1606(B) and 1615(A). The recent exchange of letters among the Commissioners, as well as the letter from Greg Patterson on behalf of the Arizona Competitive Power Alliance, have all commented on the issue of delay. The Commissioners' letters also specifically raised the issue in the context of APS. It is our further understanding that the Commission has scheduled a Special Open Meeting for tomorrow. APS has received conflicting reports as to what might be considered at this Special Open Meeting, but it is noticed for a possible vote on any or all of the listed dockets.

     Pinnacle West is at considerable risk because of the failure of the Electric Competition Rules to (1) clearly allocate the reliability obligation to serve retail customers, and (2) coordinate the timing of the Rules' implementation with the mandated divestiture of assets and competitive procurement. Thus, APS can support any contemplated further delay if:

     1. The Commission permits APS to end the current "bifurcation" of its generation resources as between itself and Pinnacle West Energy by authorizing the acquisition by APS of the Pinnacle West Energy generating facilities constructed or being constructed to serve APS.

William A. Mundell, Chairman
Jim Irvin, Commissioner
Marc Spitzer, Commissioner
July 11, 2002
Page 2

     2. The Commission provides to APS any additional debt financing authorization necessary to accomplish this acquisition.

     3. While these assets remain at APS serving retail customers, their inclusion in rates will be subject to Commission review as to their prudence and as to whether they are "used and useful" just as are the Company's existing generating plants.

Under such circumstances, APS would no longer have to submit a thirty-day transfer notification (or transfer its assets) by year's end and would not need to address restoration of its $234 million write-off, thus avoiding many of the very legal issues alluded to by Commissioner Irvin in his letter.

     Why are such interim steps necessary? As the Commission is well aware, the condition of the capital markets makes it impossible for Pinnacle West Energy to obtain permanent financing without divestiture to it of the Company's existing generation. Pinnacle West Capital Corporation has been providing short-term "bridge" financing, but is now facing a potential down-rating of its credit due to the burden of this bridge financing.

     How did these circumstances arise? Although prohibited by the Electric Competition Rules from constructing new generation, APS could not simply ignore the reliability and service needs of its customers. The wholesale market was already looking tight by the end of 1999, with existing plants being sold at multiples of book value which set the stage for even higher market prices in future years. Thus, Pinnacle West Energy took the prudent course and began construction of some $1 billion (1750 MW) of new generation, the majority of which is already in service to APS customers. In addition, last year Pinnacle West Energy expensed more than $140 million to meet APS load. It will provide necessary generation resources for this same purpose during the current summer. This construction program was the only way to maintain adequate electric supplies without the need for the sort of double-digit price increases so prevalent elsewhere in the region. And the only place Pinnacle West Energy could obtain financing for this construction prior to divestiture was from Pinnacle West Capital Corporation.

     The steps outlined above (I.E., suspension of Rules 1606(B) and 1615(A) and the APS acquisition and financing of the Pinnacle West Energy facilities built to serve APS) have the following additional advantages over a piecemeal TEP-only suspension of the Electric Competition Rules:

William A. Mundell, Chairman
Jim Irvin, Commissioner
Marc Spitzer, Commissioner
July 11, 2002
Page 3

     * It resolves the Company's critical generation "bifurcation" issue (created by the Electric Competition Rules) and its associated financing problems while leaving the rate making treatment of the newly-acquired assets to be taken up in the next APS general rate proceeding, should those resources remain in APS.

     * It provides the Commission with both time and flexibility -- time to complete the generic review of electric competition initiated earlier this year by the Commission and the flexibility to either proceed with divestiture of all generating assets to Pinnacle West Energy and a level of competitive procurement that makes sense for Arizona consumers at some future date or to retain vertically-integrated electric utilities indefinitely.

     * It allows the issue of the timing of divestiture and competitive procurement to be handled in a uniform and reasoned manner for both APS and TEP without the potential of a premature decision on one prejudicing the Commission's consideration of the other.

     APS hopes this statement of its position on delay is helpful to your deliberations on this important issue. Although we believe our October 2001 Partial Variance Request represents the best path to a workably competitive market that benefits customers, and we request you to set this matter for hearing and conclude the Track A and B proceedings as soon as possible, the Company looks forward to addressing any Commission-desired delay along the lines discussed above in the appropriate forum. APS will promptly begin discussions concerning this proposal with Commission Staff and thereafter with other participants in the generic proceeding.

                                        Sincerely,

                                        William J. Post
                                        ----------------------------------------
                                        William J. Post

cc:  ACC Docket Control
     and
     Parties of Record in
     Docket No. E-00000A-02-0051, ET AL.